Exhibit 99.3

BANKATLANTIC BANCORP, INC.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309

August 28, 2009

Dear Shareholder:

Enclosed are the prospectus and other materials relating to the rights offering by BankAtlantic Bancorp, Inc. (the “Company”). Please carefully review the prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase additional shares of the Company’s Class A Common Stock only during a limited period. You will find answers to some frequently asked questions about the rights offering beginning on page S-1 of the prospectus. You should also refer to the detailed Instructions for Use of BankAtlantic Bancorp, Inc. Subscription Rights Certificates, included with this letter. The exercise of subscription rights is irrevocable.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING.

•	You will receive 4.441 subscription rights for each share of the Company’s Class A Common Stock or Class B Common Stock you owned of record at the close of business on August 24, 2009. You will not receive any fractional rights, instead fractional subscription rights will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of the Company’s Class A Common Stock at the subscription price of $2.00 per share. For example, if you owned 100 shares of the Company’s Class A Common Stock and 100 shares of the Company’s Class B Common Stock at the close of business on August 24, 2009, you will receive 889 subscription rights.

•	The rights offering expires at 5:00 p.m., New York City time, on September 29, 2009, unless extended in the sole discretion of the Company. If you do not exercise your subscription rights before that time, they will expire and will not be exercisable for shares of the Company’s Class A Common Stock.

•	Once you elect to exercise your subscription rights, you cannot change your mind and revoke your election.

If you do not exercise your subscription rights, your ownership in BankAtlantic Bancorp, Inc. may be diluted. Please see page S-6 of the prospectus for a discussion of dilution and other risk factors.

If you have any questions concerning the rights offering, shareholders may contact Georgeson Inc. at (888) 219-8320, and banks and brokers may contact Georgeson Inc. at (212) 440-9800.

Sincerely,

Alan B. Levan
Chief Executive Officer and Chairman of the Board